EXHIBIT 10.5

AMENDMENT 1

To the lease dated May 6, 1997, between Paulson Investment Company, as Tenant and Trustees of The Oregon-Washington Carpenters-Employers Pension Trust Fund and Trustees of The Oregon Laborers-Employers Pension Trust Fund, as Landlord, subsequently assigned to Runhill Investment Company; for approximately 17,136 square feet on the entire second and third floors of the Paulson Capital Building, 811 S.W. Front Avenue, Portland, Oregon.  It is now the intention of said parties to extend the term as stated below:

Term:	Commencing June 1, 2002 for a term of seven (7) years expiring on May 31, 2009.

Base Rental Rate:	June 2002 - May 2005 at $25,704 per month.
June 2005 - May 2007 at $27,846 per month.
June 2007 - May 2009 at $29,988 per month.

Tenant Improvements:

Landlord, at its sole cost, shall provide tenant improvement dollars up to a maximum amount of $171,316.00.  This amount shall be applied towards any and all costs, except furniture or personal items, associated with Tenant's improvement to the Premises.  Any costs in excess of $171,316.00 shall be the sole responsibility of the Tenant regardless of the reason for such excess.  Tenant Improvements can commence as soon as this Amendment 1 is fully executed and Landlord will reimburse Tenant on or before April 1, 2002 of Tenant funded Tenant Improvements.  After April 1, 2002, Landlord to fund Tenant Improvements up to the previously mentioned maximum amount of $171,316.00.  Landlord shall coordinate and manage Tenant's improvements to the Premises.  Any savings of the Tenant Improvement allowance of $171,316.00 will accrue to the Landlord and the Tenant equally.

HVAC:

Landlord represents and warrants that the building's mechanical (HVAC) system has the capacity to maintain ASHRAE Design Standards of operation between 70 and 76 degrees Fahrenheit during the cooling season at up to 90 degrees outside temperature.  The heating temperature can be maintained from 66 to 70 degrees in the heating season with an outside temperature of not less than 32 degrees.  For extreme temperatures (above 90 or below 32 degrees), The ASHRAE Design Standards for Portland, Oregon calls for mechanical systems to maintain a differential of 20 (plus or minus) degrees from inside to outside temperatures during these periods.  Landlord warrants that it will maintain the existing mechanical systems to accommodate ASHRAE Design Standards.

Landlord shall install up to two (2) recording thermometers in mutually agreeable locations on each floor within the Premises upon request from Tenant.  In the event the HVAC is unable to maintain the temperatures as outlined above for a period of two (2) business days after written notice from the tenant, the landlord will credit to the tenants rental account the sum of $200.00 per day, in addition to any other remedies allowed under the lease or the law, commencing on the third business day until the temperature is with in the above temperatures range.  In the event of a mechanical breakdown of the HVAC system the landlord will use it's best efforts to have the system repaired immediately, including the use of expediting delivery of parts.  No penalty shall be imposed upon the landlord when it's best efforts are extended or for events outside the landlord's control.

Tenant will include appropriate modifications including ductwork modifications and rebalancing to the mechanical system when doing their tenant improvements to the leased space.  The tenant will not increase the heat load in the leased premises from its current level without appropriate re-ducting, re-balancing the system and/or installation of additional cooling equipment.  The tenant will close the window blinds on the east and south exposures of the building to reduce solar heat gain in the leased premises as is appropriate for times of heavy solar load.

Electrical:

Notwithstanding the provisions of Sections 4.2 or 5.2 of the lease or any other provisions thereof which are inconsistent with the following,  Landlord will provide at no cost to Tenant a thirty (30) pole panel with 100 amperage on the second floor and an additional thirty (30) pole panel with 100 amperage for the third floor.  The payment for distribution of this additional electrical capacity from the panel to the new outlets will be funded out of the previous Tenant improvement allowance or by Tenant.

Option to Renew:

Tenant shall have the option to renew this lease for one (1) additional period of three (3) years at then current market rates.  The market rent shall be set by negotiation, however, in any event shall not exceed $24.00 per square foot per year.

1st Floor Storage:	The new storage rental rate shall be as follows:
June 2002 - May 2005 at $800.00 per month.
June 2005 - May 2007 at $861.54 per month.
June 2007 - May 2009 at $923.08 per month.

New Base Years:	Per Sections 19.1 and 19.3 of this Lease the "Base Year" for each shall be changed to 2001 - 2002 and 2002, respectively.

All other terms and conditions of the Lease dated May 6, 1997 shall remain in full force and effect.

APPROVED & ACCEPTED:

Lessor:		Lessee:
Runhill Investment Company		Paulson Investment Company

By:	/s/ Ted E. Runstein	By:	/s/ Glen Davis

Date:	8/10/01	Date:	8/7/01